EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 23, 2004 included in Transcend Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 into the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 28, 2004, pursuant to which the Company is registering 500,000 shares of its common stock under its 2004 Employee Stock Purchase Plan as well as the incorporation by reference of such report into the Company’s previously filed Registration Statements File Nos. 333-106454, 333-106446, 033-57072, 033-41361, 033-37685, 033-59115, 333-32587, 333-16213 and 333-78777.

/s/ Miller Ray & Houser LLP

Atlanta, Georgia

June 28, 2004